MEMORANDUM OF UNDERSTANDING

It is hereby agreed that Lain International will make available all Spanish language, Spanish dubbed and Spanish sub-titled films for which it has Internet distribution rights to Kanakaris Communications, Inc. They will be provided as requested in masters suitable for Internet encoding.

Kanakaris Communications, Inc. will create a KKRS web channel devoted exclusively to these titles. They will be made available utilizing Microsoft Windows Media Technology 4 for full-screen size viewing at a variety of access speeds. Kanakaris will endeavor to solicit advertising, subscription fees and pay-per-view fees for portions of this content. Some content will be free (ad supported), some will be available only to subscribers, and a limited amount will be available as pay-per-view to broadband users.

Kanakaris will maintain web visit statistics, accounting, and will pay Lain International its royalties on at least a quarterly basis. Kanakaris will pay Lain 50% of the gross Kanakaris share of advertising, subscription and pay-per-view fees for the channel devoted to Lain International provided films, minus 50% of encoding, bandwidth and advertising charges related directly to the channel (this amount "?" Lain International will put in advertisements on t.v. in USA and Latin America).

A minimum of two URL's will be pointed to the aforementioned channel: www.CineManiaNetwork.com (owned by Lain International) and CinemaPop.com (owned by Kanakaris). In addition, the site will be a www.KKRS.net web channel.

Lain International will make a minimum of 20 film masters available to Kanakaris within fourteen days.

Agreed,


/s/ Alex Kanakaris                                  /s/ Julio Neri
Alex Kanakaris                                      Julio Neri
CEO                                                 President
Kanakaris Communications, Inc.                      Lain International

date: November 9, 1999                              date:


Approval of portion of press release:

The following content will be contained in an initial press release. There may be an additional headline and the wording will be punched up.

Kanakaris Communications, Inc. is creating the first Spanish language motion picture website featuring full screen, broadcast quality Internet delivery. Lain International, a leading studio devoted to the purchase and sale of motion pictures for a Latin American audience, has signed an agreement with Kanakaris Communications, Inc. to supply motion picture content for the site. Lain is initially making available over 200 titles to Kanakaris. The site will be called CinemaPop.com and CineManiaNetwork.com. Kanakaris and Lain will share potential revenue from advertising, subscription fees and pay-per-view fees.